Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

July 31, 2013

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Reports Second Quarter 2013 Earnings

•	Results in line with 2013 earnings guidance

•	Record 2013 capital investment program enhanced to nearly $2 billion

•	NIPSCO files seven-year infrastructure modernization plan

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $72.8 million, or $0.23 per share, for the three months ended June 30, 2013, compared with $64.4 million, or $0.22 per share for the second quarter of 2012. Operating earnings for the second quarter (non-GAAP) were $194.7 million compared to $198.5 million in 2012.

On a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2013, of $72.1 million, or $0.23 per share, compared with $68.3 million, or $0.25 per share in the same period a year ago. Operating income was $193.5 million for the second quarter of 2013, compared with $205.0 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

NiSource's results for the quarter reflect its $340 million forward sale equity issuance completed on September 10, 2012, which added approximately 24 million common shares outstanding when compared to the same period last year.

“Through steady, consistent execution on NiSource's infrastructure-focused investment strategy, our team delivered second quarter results solidly in line with our expectations and consistent with our full-year earnings guidance of $1.50 to $1.60 per share (non-GAAP),” President and Chief Executive Officer Robert C. Skaggs, Jr. said. “We continue to deliver on an expanding array of customer, regulatory and growth initiatives across our business units.”

Capital investment level enhanced from $1.8 to nearly $2 billion in 2013
Given the inventory of infrastructure investment opportunities available across NiSource's business units, Skaggs noted that the Company is increasing its planned 2013 capital program from $1.8 billion to approximately $2 billion. A significant portion of the increased investment will be allocated to tracked infrastructure replacement and modernization programs.

Approximately 75 percent of the company's capital investment remains focused on accretive growth and other revenue-generating investments.

Continued growth from new pipeline projects placed into service; modernization program projects on schedule
NiSource's Columbia Pipeline Group (CPG) business unit results continue to reflect the benefits of market- and supply-driven growth projects placed into service, as the team continues to execute on a comprehensive system modernization program and pursues midstream infrastructure and minerals leasing opportunities linked to its strong asset position in the Utica and Marcellus Shale production regions.

•
Columbia Gas Transmission (Columbia Transmission) continues to execute against its system modernization settlement approved by the Federal Energy Regulatory Commission in the first quarter. Initial projects in progress include an 18-mile pipeline replacement and compression modernization project in southwest Pennsylvania and a pipeline loop project to increase operational reliability in the Baltimore area. Columbia Transmission's first-year modernization-related tracker filing will be made by the end of this year, with recovery projected to begin in February 2014. The settlement covers the initial five years of a modernization program of $4-$5 billion over 10-15 years.

•
NiSource Midstream Services commenced long-term gathering service for XTO Energy Inc. on the recently completed Big Pine Gathering System. A separate long-term gathering agreement is in place with PennEnergy, with service scheduled to commence later this year. Pennant Midstream LLC's first phase, the Hickory Bend Project, remains on schedule to be in service by the end of this year. The $300 million project, for which NiSource shares the investment equally with Hilcorp Energy Company, involves the construction of approximately 55 miles of 20- and 24-inch gathering pipeline facilities with an initial capacity of 600 million cubic feet per day, and a cryogenic natural gas liquids processing plant with an initial capacity of 200 million cubic feet per day. An initial phase of the project's gathering system is already in service to support early Utica Shale production from Hilcorp.

•
Millennium Pipeline placed in service an approximately $45 million compression expansion project, increasing delivery capacity at Millennium's interconnections with Algonquin Gas Transmission to 675,000 dekatherms per day. A second Millennium growth project, also involving a total investment of approximately $45 million, will increase the pipeline's delivery capacity to 850,000 dekatherms per day by the end of 2013. NiSource owns a 47.5 percent interest in Millennium.

•
Columbia Transmission and Columbia Gulf Transmission are moving forward with engineering and construction to upgrade and modify facilities to support the West Side Expansion project, which is already partially in service. This approximately $200 million project will reverse the flow of gas on parts of the system to transport approximately 500,000 dekatherms per day of Marcellus production to Gulf Coast and southeast markets. The project is scheduled to be fully completed by late 2014. Columbia Transmission's East Side Expansion project, which will transport Marcellus production to markets along the Atlantic seaboard, remains on schedule and is expected to be placed in service during the third quarter of 2015.

•
Columbia Transmission is in the process of upgrading its existing liquefied natural gas facility in eastern Virginia. The three-phase, three-year project will modernize and upgrade the existing facility at an investment of approximately $30 million. The project's first phase is scheduled to be complete in the fourth quarter of this year.

“Our CPG team continues to advance a broad array of modernization, midstream and growth initiatives to enhance customer service, assure continued system reliability and leverage our unparalleled strategic position in shale production regions,” Skaggs said.

NIPSCO files long-term investment plan and continues environmental investments
During the second quarter, Northern Indiana Public Service Company (NIPSCO) continued to advance an agenda of customer service, reliability and landmark long-term growth and modernization initiatives while executing on significant environmental investments.

•
In line with the recently passed landmark legislation, SB560, which allows for the tracking of a variety of infrastructure investments, NIPSCO prepared and filed a seven-year electric infrastructure modernization plan with the Indiana Utility Regulatory Commission (IURC) on July 19, 2013. The plan, which is projected to have a minimal impact on customer bills, outlines a program of qualifying system modernization projects, with anticipated investment opportunities of more than $1 billion at NIPSCO's core electric transmission and distribution infrastructure. NIPSCO is the first utility in Indiana to file its plan with the IURC and intends to begin implementing its outlined investments in early 2014.

•
NIPSCO plans to file an infrastructure modernization plan for its gas operations later this year. The plan will address system modernization and expansion to areas of northern Indiana currently not served.

•
Work continues on NIPSCO's two electric transmission projects in northern Indiana, which support new jobs, enhance system reliability and offer environmental benefits. Together the projects will involve an investment by NIPSCO of approximately $500 million. The first project, called Reynolds-Topeka, recently completed its second set of public meetings in advance of final route selection scheduled for late summer of this year.

•
On the environmental front, additional construction has commenced on the approximately $250 million flue gas desulfurization (FGD) project at NIPSCO's Michigan City generating station. This project is scheduled for completion by the end of 2015. The company's more than $500 million FGD project at its Schahfer generating station remains on schedule and on budget. The Schahfer units will be placed into service in the fourth quarter of this year and in 2014.

•
On June 18, 2013, NIPSCO, the Indiana Office of Utility Consumer Counselor and other customer stakeholder groups filed a unanimous agreement with the IURC to extend NIPSCO's 2010 natural gas customer rate settlement through 2020. A decision on the filing is expected by the end of this year.

“The team remains focused on its environmental investments and continuously improving customer service and reliability,” Skaggs said. “Together with our long-term modernization plans, NIPSCO will continue to generate long-term, sustainable results for our customers, communities and shareholders.”

Modernizing natural gas distribution infrastructure and services
NiSource Gas Distribution (NGD) companies continue to deliver strong results by aligning their long-term, $10 billion infrastructure replacement and enhancement programs with a variety of complementary customer programs and regulatory initiatives.

•
On July 1, 2013, Columbia Gas of Pennsylvania (CPA) placed new rates into effect following Pennsylvania Public Utility Commission approval of its unanimous 2012 base rate case settlement. The new rates will increase revenues by approximately $55 million annually and offer a simplified residential rate design, including a weather normalization adjustment and full recovery of safety-related expenditures.

•
On May 29, 2013, Columbia Gas of Kentucky filed a base rate case with the Kentucky Public Service Commission. The case seeks an annual revenue increase of approximately $16.6 million. It also includes a more modern rate design using a revenue normalization adjustment and supports the company's ongoing infrastructure investment plans with timely recovery. A decision is expected with rates in effect by January 1, 2014.

•
Columbia Gas of Maryland's base rate case remains on schedule with the Public Service Commission of Maryland. The case requests an annual revenue increase of approximately $5 million and would include an updated rate design and support for the recovery of the company's distribution infrastructure modernization investments. A decision is expected with rates in effect by September 25, 2013.

•
Columbia Gas of Massachusetts' base rate case remains on schedule with the Massachusetts Department of Public Utilities. The case, which seeks increased annual revenues of approximately $30 million, is designed to support the company's expanded infrastructure modernization and replacement plans with timely investment recovery. A decision is expected with rates in effect by March 1, 2014.

•
On July 3, 2013, Columbia Gas of Virginia received an order approving an amendment to its SAVE (Steps to Advance Virginia's Energy Plan) program for infrastructure replacement. Among other items, the order authorized an annual spending level of $25 million. The previous program was capped at $20 million annually.

“We're on target to invest nearly $750 million across our natural gas utilities in 2013.” Skaggs said. “The program is focused on delivering safe, modern and reliable services to our customers and solid financial performance for shareholders. This increased investment represents a nearly 16 percent increase compared to our 2012 investment level.”

Affirming 2013 earnings guidance, financing strength
NiSource remains on track to deliver net operating earnings in line with its full-year outlook of $1.50 to $1.60 per share (non-GAAP).

NiSource also continues to take actions to support its robust capital investment program while at the same time lowering borrowing costs and extending its debt maturity profile. During the first half of the year, the company issued $750 million in long-term debt at attractive rates and increased its existing three-year bank term loan by $75 million to a total of $325 million. The term loan also was extended by one additional year. In addition, NiSource completed the sale of its non-core retail services business to AGL Resources, which generated proceeds of approximately $120 million.

NiSource continues to maintain its core financial commitments, including stable, investment grade credit ratings and a secure, attractive dividend. As of the end of the second quarter,

NiSource maintained net available liquidity of approximately $1.4 billion.

There will likely be differences between net operating earnings and GAAP earnings, but due to the unpredictability of weather and other factors, NiSource is continuing its practice of not providing GAAP earnings guidance.

Second Quarter 2013 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the three months ended June 30, 2013, were $194.7 million, compared to $198.5 million for the same period in 2012. Refer to Schedule 2 for the items included in 2013 and 2012 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the three months ended June 30, 2013, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $88.8 million for the three months ended June 30, 2013, compared with operating earnings of $91.6 million for the prior year period. Net revenues, excluding the impact of trackers, decreased by $7.7 million primarily as a result of lower rates associated with the 2012 customer settlement at Columbia Transmission.

Operating expenses, excluding the impact of trackers, decreased by $5.4 million primarily due to lower depreciation as a result of the 2012 Columbia Transmission customer settlement partially offset by an increase in employee and administrative costs and other taxes.
Electric Operations reported operating earnings of $58.6 million for the three months ended June 30, 2013, compared with operating earnings of $59.7 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $7.1 million due primarily to an increase in environmental cost recovery due to higher plant investment eligible for recovery and higher industrial and residential margins. This increase was partially offset by higher fuel handling costs.

Operating expenses, excluding the impact of trackers, increased by $8.2 million due primarily to higher employee and administrative expenses, increased depreciation and amortization and higher storm damage costs.

Gas Distribution Operations reported operating earnings of $51.8 million for the three months ended June 30, 2013, compared with operating earnings of $51.1 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $21.1 million primarily attributable to increases in regulatory and service programs, including the impact of the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program and an increase in residential and commercial usage.

Operating expenses, excluding the impact of trackers, increased by $20.4 million due primarily to increased employee and administrative costs, higher other taxes, increased depreciation due to an increase in capital expenditures and higher environmental costs.

Corporate and Other Operations reported an operating earnings loss of $4.5 million for the three months ended June 30, 2013, compared to an operating earnings loss of $3.9 million for the comparable prior period.

Other Items
Interest expense decreased by $1.2 million due to the maturity of long-term debt in November 2012 and March 2013, increased allowance for funds used during construction (AFUDC) balances and lower short-term borrowings and rates. These decreases were partially offset by the issuance of long-term debt in June 2012 and April 2013.

Other, net reflected income of $13.3 million compared to income of $2.8 million in 2012. The increase is primarily attributable to a gain from insurance proceeds.

The effective tax rate of net operating earnings was 31.3 percent compared to 34.4 percent for the same period last year.

Six Month Period 2013 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the six months ended June 30, 2013, were $622.6 million, compared to $631.5 million for the same period in 2012. Refer to Schedule 2 for the items included in 2013 and 2012 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the six months ended June 30, 2013, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $222.1 million for the six months ended June 30, 2013, compared with operating earnings of $230.2 million for the prior year period. Net revenues, excluding the impact of trackers, decreased by $10.7 million primarily as a result of lower rates associated with the 2012 customer settlement at Columbia Transmission. This decrease was partially offset by an increase in commodity and demand margin revenue as a result of growth projects and a settlement in 2013.

Operating expenses, excluding the impact of trackers, decreased by $3.7 million primarily due to lower depreciation as a result of the 2012 Columbia Transmission customer settlement partially offset by higher employee and administrative expenses, increased other taxes, and higher outside service costs.
Equity earnings decreased by $1.1 million primarily from decreased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $123.5 million for the six months ended June 30, 2013, compared with operating earnings of $108.2 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $14.6 million due primarily to an increase in environmental cost recovery due to higher plant investment eligible for recovery, transmission infrastructure upgrade revenue and higher industrial, residential and commercial margins. These increases were partially offset by an increase in fuel handling costs and a decrease in revenue recovered from a Regional Transmission Organization mechanism.

Operating expenses, excluding the impact of trackers, decreased by $0.7 million due primarily to lower electric generation costs largely due to the timing of planned and unplanned maintenance and decreased Midcontinent Independent System Operator fees. These decreases were partially offset by increased employee and administrative costs and higher depreciation and amortization.

Gas Distribution Operations reported operating earnings of $285.1 million for the six months ended June 30, 2013, compared with operating earnings of $295.2 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $27.1 million primarily attributable to increases in regulatory and service programs, including the impact of the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program and the rate case at Columbia Gas of Massachusetts and an increase in residential and commercial usage.

Operating expenses, excluding the impact of trackers, increased by $37.2 million due primarily to increased employee and administrative costs, higher outside service costs, increased depreciation due to an increase in capital expenditures, higher other taxes and increased environmental costs.

Corporate and Other Operations reported an operating earnings loss of $8.1 million for the six months ended June 30, 2013, compared to an operating earnings loss of $2.1 million for the comparable prior period. The reduction in earnings is primarily attributable to the recognition in the prior year of unrealized gains on increases in cash surrender value of corporate owned life insurance investments.

Other Items
Interest expense decreased by $5.9 million due to the maturity of long-term debt in November 2012 and March 2013, increased AFUDC balances and lower short-term borrowings and rates. These decreases were partially offset by the issuance of long-term debt in June 2012 and April 2013.

Other, net reflected income of $17.4 million compared to income of $3.8 million in 2012. The increase is primarily attributable to a gain from insurance proceeds and AFUDC earnings.

The effective tax rate of net operating earnings was 34.4 percent compared to 35.3 percent for the same period last year.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the "Risk Factors" Section in NiSource's most recent Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2013	2012	2013	2012
Net Revenues
Gas Distribution	$395.0	$290.2	$1,286.5	$1,198.5
Gas Transportation and Storage	366.5	356.3	835.0	765.4
Electric	383.5	366.4	760.6	724.4
Other	57.4	15.3	101.6	29.6
Gross Revenues	1,202.4	1,028.2	2,983.7	2,717.9
Cost of Sales (excluding depreciation and amortization)	349.3	234.1	1,025.2	864.2
Total Net Revenues	853.1	794.1	1,958.5	1,853.7
Operating Expenses
Operation and maintenance	372.2	353.2	738.3	703.7
Operation and maintenance - trackers	80.1	37.1	168.4	88.9
Depreciation and amortization	143.2	144.0	283.2	286.4
Depreciation and amortization - trackers	0.2	3.3	3.7	6.2
Other taxes	57.1	50.3	119.3	111.1
Other taxes - trackers	13.6	16.2	38.1	42.1
Total Operating Expenses	666.4	604.1	1,351.0	1,238.4
Equity Earnings in Unconsolidated Affiliates	8.0	8.5	15.1	16.2
Operating Earnings	194.7	198.5	622.6	631.5
Other Income (Deductions)
Interest expense, net	(102.0)	(103.2)	(200.6)	(206.5)
Other, net	13.3	2.8	17.4	3.8
Total Other Deductions	(88.7)	(100.4)	(183.2)	(202.7)
Operating Earnings From Continuing Operations
Before Income Taxes	106.0	98.1	439.4	428.8
Income Taxes	33.2	33.7	151.3	151.3
Net Operating Earnings from Continuing Operations	72.8	64.4	288.1	277.5
GAAP Adjustment	(0.7)	3.9	(0.6)	(17.1)
GAAP Income from Continuing Operations	$72.1	$68.3	$287.5	$260.4
Basic Net Operating Earnings Per Share from Continuing Operations	$0.23	$0.22	$0.92	$0.98
GAAP Basic Earnings Per Share from Continuing Operations	$0.23	$0.25	$0.92	$0.92
Basic Average Common Shares Outstanding	312.2	284.4	311.7	283.6

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Gas Distribution Operations
(in millions)	2013	2012	2013	2012
Net Revenues
Sales revenues	$574.3	$451.5	$1,718.6	$1,546.3
Less: Cost of gas sold	239.1	140.5	832.9	694.2
Net Revenues	335.2	311.0	885.7	852.1
Operating Expenses
Operation and maintenance	180.0	166.2	361.3	334.0
Operation and maintenance - trackers	17.1	11.4	54.2	43.7
Depreciation and amortization	50.1	47.3	98.6	93.4
Other taxes	22.6	18.8	48.4	43.7
Other taxes - trackers	13.6	16.2	38.1	42.1
Total Operating Expenses	283.4	259.9	600.6	556.9
Operating Earnings	$51.8	$51.1	$285.1	$295.2
GAAP Adjustment	(1.8)	(7.7)	(1.0)	(42.2)
GAAP Operating Income	$50.0	$43.4	$284.1	$253.0

	Three Months Ended June 30,		Six Months Ended June 30,
Columbia Pipeline Group Operations
(in millions)	2013	2012	2013	2012
Net Revenues
Transportation revenues	$171.6	$179.5	$382.5	$397.6
Storage revenues	48.7	48.7	99.2	98.0
Other revenues	53.5	12.8	93.5	20.7
Total Operating Revenues	273.8	241.0	575.2	516.3
Less: Cost of Sales	0.1	0.1	0.2	0.9
Net Revenues	273.7	240.9	575.0	515.4
Operating Expenses
Operation and maintenance	88.4	89.6	174.5	167.7
Operation and maintenance - trackers	61.8	21.3	108.3	38.0
Depreciation and amortization	26.5	33.0	52.2	65.9
Other taxes	16.2	13.9	33.0	29.8
Total Operating Expenses	192.9	157.8	368.0	301.4
Equity Earnings in Unconsolidated Affiliates	8.0	8.5	15.1	16.2
Operating Earnings	$88.8	$91.6	$222.1	$230.2
GAAP Adjustment	—	(0.1)	0.2	(0.1)
GAAP Operating Income	$88.8	$91.5	$222.3	$230.1

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Electric Operations
(in millions)	2013	2012	2013	2012
Net Revenues
Sales revenues	$384.0	$366.7	$761.4	$725.2
Less: Cost of sales	141.2	124.7	266.2	240.8
Net Revenues	242.8	242.0	495.2	484.4
Operating Expenses
Operation and maintenance	107.5	101.6	210.7	215.6
Operation and maintenance - trackers	1.2	4.4	5.9	7.2
Depreciation and amortization	60.2	58.3	119.9	116.3
Depreciation and amortization - trackers	0.2	3.3	3.7	6.2
Other taxes	15.1	14.7	31.5	30.9
Total Operating Expenses	184.2	182.3	371.7	376.2
Operating Earnings	$58.6	$59.7	$123.5	$108.2
GAAP Adjustment	0.9	10.6	1.2	8.3
GAAP Operating Income	$59.5	$70.3	$124.7	$116.5

	Three Months Ended June 30,		Six Months Ended June 30,
Corporate and Other Operations
(in millions)	2013	2012	2013	2012
Operating (Loss) Earnings	$(4.5)	$(3.9)	$(8.1)	$(2.1)
GAAP Adjustment	(0.3)	3.7	(1.4)	4.5
GAAP Operating (Loss) Income	$(4.8)	$(0.2)	$(9.5)	$2.4

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended June 30,		Six Months Ended June 30,

Gas Distribution Operations	2013	2012	2013	2012
Sales and Transportation (MMDth)
Residential	34.8	28.3	166.8	131.2
Commercial	27.0	25.2	102.3	86.4
Industrial	113.4	114.1	246.7	245.4
Off System	18.4	17.2	40.1	30.7
Other	0.2	0.1	0.4	0.2
Total	193.8	184.9	556.3	493.9
Weather Adjustment	1.6	7.7	0.6	53.1
Sales and Transportation Volumes - Excluding Weather	195.4	192.6	556.9	547.0

Heating Degree Days	563	474	3,482	2,736
Normal Heating Degree Days	599	608	3,491	3,539
%Warmer than Normal	(6)%	(22)%	—%	(23)%

Customers
Residential			3,035,524	3,018,123
Commercial			278,200	276,787
Industrial			7,493	7,732
Other			21	21
Total			3,321,238	3,302,663

	Three Months Ended June 30,		Six Months Ended June 30,

Columbia Pipeline Group Operations	2013	2012	2013	2012
Throughput (MMDth)
Columbia Transmission	196.6	210.4	632.4	589.8
Columbia Gulf	169.8	236.4	360.0	463.9
Crossroads Pipeline	3.3	4.1	8.3	8.4
Intrasegment eliminations	(81.4)	(122.8)	(175.3)	(228.5)
Total	288.3	328.1	825.4	833.6

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended June 30,		Six Months Ended June 30,

Electric Operations	2013	2012	2013	2012
Sales (Gigawatt Hours)
Residential	769.1	861.2	1,633.2	1,642.4
Commercial	942.6	976.4	1,863.8	1,884.2
Industrial	2,256.3	2,332.0	4,575.9	4,717.0
Wholesale	494.7	56.0	556.0	75.1
Other	27.0	25.9	60.2	58.4
Total	4,489.7	4,251.5	8,689.1	8,377.1
Weather Adjustment	(14.1)	(155.1)	(17.5)	(73.3)
Sales Volumes - Excluding Weather impacts	4,475.6	4,096.4	8,671.6	8,303.8

Cooling Degree Days	250	377	250	377
Normal Cooling Degree Days	229	230	229	230
% Warmer than Normal	9%	64%	9%	64%

Electric Customers
Residential			401,162	400,230
Commercial			54,189	53,946
Industrial			2,376	2,442
Wholesale			728	716
Other			6	17
Total			458,461	457,351

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2013	2012	2013	2012
Net Operating Earnings from Continuing Operations (Non-GAAP)	$72.8	$64.4	$288.1	$277.5
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	(1.0)	2.9	0.1	(37.0)
Unregulated natural gas marketing business	0.2	3.0	0.3	3.9
Operating Expenses:
Legal reserve adjustment	—	—	—	3.1
Unregulated natural gas marketing business	(0.6)	(0.8)	(1.8)	(2.8)
Gain on sale of assets and asset impairments	0.2	1.4	0.4	3.3
Total items excluded from operating earnings	(1.2)	6.5	(1.0)	(29.5)
Other Deductions:
Investment impairment	—	—	—	(0.7)
Tax effect of above items	0.5	(2.6)	0.4	13.1
Total items excluded from net operating earnings	(0.7)	3.9	(0.6)	(17.1)
Reported Income from Continuing Operations - GAAP	$72.1	$68.3	$287.5	$260.4
Basic Average Common Shares Outstanding	312.2	284.4	311.7	283.6
Basic Net Operating Earnings Per Share from Continuing Operations	$0.23	$0.22	$0.92	$0.98
Items excluded from net operating earnings (after-tax)	—	0.03	—	(0.06)
GAAP Basic Earnings Per Share from Continuing Operations	$0.23	$0.25	$0.92	$0.92

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Quarter ended June 30,

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$51.8	$88.8	$58.6	$(4.5)	$194.7
Net Revenues:
Weather - compared to normal	(1.9)	—	0.9	—	(1.0)
Unregulated natural gas marketing business	—	—	—	0.2	0.2
Total Impact - Net Revenues	(1.9)	—	0.9	0.2	(0.8)
Operating Expenses:
Unregulated natural gas marketing business	—	—	—	(0.6)	(0.6)
Gain on sale of assets and asset impairments	0.1	—	—	0.1	0.2
Total Impact - Operating Expenses	0.1	—	—	(0.5)	(0.4)
Total Impact - Operating (Loss) Income	$(1.8)	$—	$0.9	$(0.3)	$(1.2)
Operating Income (Loss) - GAAP	$50.0	$88.8	$59.5	$(4.8)	$193.5

2012 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$51.1	$91.6	$59.7	$(3.9)	$198.5
Net Revenues:
Weather - compared to normal	(7.7)	—	10.6	—	2.9
Unregulated natural gas marketing business	—	—	—	3.0	3.0
Total Impact - Net Revenues	(7.7)	—	10.6	3.0	5.9
Operating Expenses:
Legal reserve adjustment	—	—	—	—	—
Unregulated natural gas marketing business	—	—	—	(0.8)	(0.8)
Gain on sale of assets and asset impairments	—	(0.1)	—	1.5	1.4
Total Impact - Operating Expenses	—	(0.1)	—	0.7	0.6
Total Impact - Operating (Loss) Income	$(7.7)	$(0.1)	$10.6	$3.7	$6.5
Operating Income (Loss) - GAAP	$43.4	$91.5	$70.3	$(0.2)	$205.0

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Six Months ended June 30,

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$285.1	$222.1	$123.5	$(8.1)	$622.6
Net Revenues:
Weather - compared to normal	(1.1)	—	1.2	—	0.1
Unregulated natural gas marketing business	—	—	—	0.3	0.3
Total Impact - Net Revenues	(1.1)	—	1.2	0.3	0.4
Operating Expenses:
Unregulated natural gas marketing business	—	—	—	(1.8)	(1.8)
Gain on sale of assets and asset impairments	0.1	0.2	—	0.1	0.4
Total Impact - Operating Expenses	0.1	0.2	—	(1.7)	(1.4)
Total Impact - Operating (Loss) Income	$(1.0)	$0.2	$1.2	$(1.4)	$(1.0)
Operating Income (Loss) - GAAP	$284.1	$222.3	$124.7	$(9.5)	$621.6

2012 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$295.2	$230.2	$108.2	$(2.1)	$631.5
Net Revenues:
Weather - compared to normal	(42.2)	—	5.2	—	(37.0)
Unregulated natural gas marketing business	—	—	—	3.9	3.9
Total Impact - Net Revenues	(42.2)	—	5.2	3.9	(33.1)
Operating Expenses:
Legal reserve adjustment	—	—	3.1	—	3.1
Unregulated natural gas marketing business	—	—	—	(2.8)	(2.8)
Gain on sale of assets and asset impairments	—	(0.1)	—	3.4	3.3
Total Impact - Operating Expenses	—	(0.1)	3.1	0.6	3.6
Total Impact - Operating (Loss) Income	$(42.2)	$(0.1)	$8.3	$4.5	$(29.5)
Operating Income - GAAP	$253.0	$230.1	$116.5	$2.4	$602.0

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2013	2012	2013	2012
Net Revenues
Gas Distribution	$393.3	$282.6	$1,285.5	$1,156.3
Gas Transportation and Storage	366.5	356.2	835.0	765.4
Electric	384.5	377.1	761.8	729.7
Other	68.0	22.9	124.3	35.6
Gross Revenues	1,212.3	1,038.8	3,006.6	2,687.0
Cost of Sales (excluding depreciation and amortization)	359.9	238.8	1,047.6	866.2
Total Net Revenues	852.4	800.0	1,959.0	1,820.8
Operating Expenses
Operation and maintenance	452.9	391.1	908.3	792.0
Depreciation and amortization	143.3	147.3	286.9	292.7
Gain on sale of assets, net	(0.2)	(1.5)	(0.4)	(3.1)
Other taxes	70.9	66.6	157.7	153.4
Total Operating Expenses	666.9	603.5	1,352.5	1,235.0
Equity Earnings in Unconsolidated Affiliates	8.0	8.5	15.1	16.2
Operating Income	193.5	205.0	621.6	602.0
Other Income (Deductions)
Interest expense, net	(102.0)	(103.2)	(200.6)	(206.5)
Other, net	13.3	2.8	17.4	3.1
Total Other Deductions	(88.7)	(100.4)	(183.2)	(203.4)
Income from Continuing Operations before Income Taxes	104.8	104.6	438.4	398.6
Income Taxes	32.7	36.3	150.9	138.2
Income from Continuing Operations	72.1	68.3	287.5	260.4
(Loss) Income from Discontinued Operations - net of taxes	(0.4)	1.1	8.3	2.4
Gain on Disposition of Discontinued Operations - net of taxes	—	—	36.4	—
Net Income	$71.7	$69.4	$332.2	$262.8
Basic Earnings Per Share
Continuing operations	$0.23	$0.25	$0.92	$0.92
Discontinued operations	—	—	0.14	0.01
Basic Earnings Per Share	$0.23	$0.25	$1.06	$0.93
Diluted Earnings Per Share
Continuing operations	$0.23	$0.23	$0.92	$0.88
Discontinued operations	—	—	0.14	0.01
Diluted Earnings Per Share	$0.23	$0.23	$1.06	$0.89
Dividends Declared Per Common Share	$0.25	$0.24	$0.73	$0.70
Basic Average Common Shares Outstanding	312.2	284.4	311.7	283.6
Diluted Average Common Shares	313.2	295.8	312.6	294.6

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	June 30, 2013	December 31, 2012
ASSETS
Property, Plant and Equipment
Utility Plant	$22,346.0	$21,642.3
Accumulated depreciation and amortization	(9,169.7)	(8,986.4)
Net utility plant	13,176.3	12,655.9
Other property, at cost, less accumulated depreciation	297.6	260.0
Net Property, Plant and Equipment	13,473.9	12,915.9
Investments and Other Assets
Unconsolidated affiliates	279.4	243.3
Other investments	189.1	194.4
Total Investments and Other Assets	468.5	437.7
Current Assets
Cash and cash equivalents	44.5	36.3
Restricted cash	29.3	46.8
Accounts receivable (less reserve of $32.2 and $24.0, respectively)	716.5	907.3
Income tax receivable	6.4	130.9
Gas inventory	266.0	326.6
Underrecovered gas and fuel costs	0.6	45.0
Materials and supplies, at average cost	114.9	97.4
Electric production fuel, at average cost	38.8	71.7
Price risk management assets	39.6	92.2
Exchange gas receivable	81.1	51.5
Assets of discontinued operations and assets held for sale	—	26.7
Regulatory assets	145.5	162.8
Prepayments and other	224.4	357.2
Total Current Assets	1,707.6	2,352.4
Other Assets
Price risk management assets	33.9	56.0
Regulatory assets	1,902.2	2,024.4
Goodwill	3,666.2	3,677.3
Intangible assets	281.2	286.6
Deferred charges and other	88.1	94.4
Total Other Assets	5,971.6	6,138.7
Total Assets	$21,621.6	$21,844.7

NiSource Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	June 30, 2013	December 31, 2012
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 312,420,078 and 310,280,867 shares outstanding, respectively	$3.1	$3.1
Additional paid-in capital	4,646.0	4,597.6
Retained earnings	1,164.1	1,059.6
Accumulated other comprehensive loss	(62.0)	(65.5)
Treasury stock	(48.5)	(40.5)
Total Common Stockholders’ Equity	5,702.7	5,554.3
Long-term debt, excluding amounts due within one year	7,616.7	6,819.1
Total Capitalization	13,319.4	12,373.4
Current Liabilities
Current portion of long-term debt	70.7	507.2
Short-term borrowings	377.7	776.9
Accounts payable	393.0	538.9
Dividends payable	78.1	—
Customer deposits and credits	164.7	269.6
Taxes accrued	202.1	235.5
Interest accrued	125.2	133.7
Overrecovered gas and fuel costs	64.6	22.1
Price risk management liabilities	47.5	95.2
Exchange gas payable	126.3	146.2
Deferred revenue	5.1	42.8
Regulatory liabilities	80.0	171.6
Accrued liability for postretirement and postemployment benefits	6.1	6.1
Liabilities of discontinued operations and liabilities held for sale	—	3.9
Legal and environmental reserves	43.1	42.2
Other accruals	283.8	309.7
Total Current Liabilities	2,068.0	3,301.6
Other Liabilities and Deferred Credits
Price risk management liabilities	5.0	20.3
Deferred income taxes	3,062.7	2,953.3
Deferred investment tax credits	22.9	24.8
Deferred credits	92.1	84.1
Noncurrent deferred revenue	37.2	—
Accrued liability for postretirement and postemployment benefits	1,020.3	1,107.3
Regulatory liabilities and other removal costs	1,610.5	1,593.3
Asset retirement obligations	167.1	160.4
Other noncurrent liabilities	216.4	226.2
Total Other Liabilities and Deferred Credits	6,234.2	6,169.7
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$21,621.6	$21,844.7

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Six Months Ended June 30, (in millions)	2013	2012
Operating Activities
Net Income	$332.2	$262.8
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	286.9	292.7
Net changes in price risk management assets and liabilities	4.1	(20.1)
Deferred income taxes and investment tax credits	167.4	129.0
Deferred revenue	(0.4)	(2.2)
Stock compensation expense and 401(k) profit sharing contribution	23.0	19.7
Gain on sale of assets	(0.4)	(3.1)
Income from unconsolidated affiliates	(15.2)	(14.9)
Gain on disposition of discontinued operations - net of tax	(36.4)	—
Income from discontinued operations - net of taxes	(8.3)	(2.4)
Amortization of debt related costs	4.6	4.7
AFUDC equity	(8.0)	(3.0)
Distributions of earnings received from equity investees	12.3	17.2
Changes in Assets and Liabilities:
Accounts receivable	194.5	304.4
Income tax receivable	124.5	0.2
Inventories	73.2	133.6
Accounts payable	(119.2)	(147.5)
Customer deposits and credits	(104.9)	(111.7)
Taxes accrued	(45.4)	(34.8)
Interest accrued	(8.5)	4.7
Overrecovered gas and fuel costs	86.9	54.1
Exchange gas receivable/payable	(49.4)	(44.7)
Other accruals	(33.3)	(92.8)
Prepayments and other current assets	36.2	35.2
Regulatory assets/liabilities	40.9	7.3
Postretirement and postemployment benefits	(79.3)	(12.6)
Deferred credits	9.5	8.5
Deferred charges and other noncurrent assets	5.2	(18.3)
Other noncurrent liabilities	(9.4)	(1.1)
Net Operating Activities from Continuing Operations	883.3	764.9
Net Operating Activities from Discontinued Operations	11.2	6.9
Net Cash Flows from Operating Activities	894.5	771.8
Investing Activities
Capital expenditures	(801.7)	(617.9)
Proceeds from disposition of assets	0.7	2.2
Restricted cash withdrawals	17.4	75.9
Contributions to equity investees	(32.7)	(7.6)
Other investing activities	(23.6)	(19.9)
Net Investing Activities used for Continuing Operations	(839.9)	(567.3)
Net Investing Activities from (used for) Discontinued Operations	121.8	(1.6)
Net Cash Flows used for Investing Activities	(718.1)	(568.9)
Financing Activities
Issuance of long-term debt	815.3	991.4
Retirement of long-term debt	(451.0)	(7.8)
Premiums and other debt related costs	—	(3.4)
Change in short-term borrowings, net	(399.2)	(1,031.4)
Issuance of common stock	24.1	30.0
Acquisition of treasury stock	(7.9)	(10.0)
Dividends paid - common stock	(149.5)	(130.4)
Net Cash Flows used for Financing Activities	(168.2)	(161.6)
Change in cash and cash equivalents (used for) from continuing operations	(124.8)	36.0
Cash contributions from discontinued operations	133.0	5.3
Cash and cash equivalents at beginning of period	36.3	11.5
Cash and Cash Equivalents at End of Period	$44.5	$52.8